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Exhibit 10.42

FIRST AMENDMENT TO $125,000,000 SENIOR
UNSECURED REVOLVING CREDIT AGREEMENT

        This Amendment (this "Amendment"), dated as of December 5, 2003, is made by and among CH2M HILL COMPANIES, LTD., an Oregon corporation, CH2M HILL, INC., a Florida corporation, OPERATIONS MANAGEMENT INTERNATIONAL, INC., a California corporation, and CH2M HILL INDUSTRIAL DESIGN & CONSTRUCTION, INC., an Oregon corporation (each, a "Borrower" and collectively, the "Borrowers"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, U.S. BANK NATIONAL ASSOCIATION, THE BANK OF TOKYO-MITSUBISHI, LTD., BANK OF AMERICA, N.A. and THE NORTHERN TRUST COMPANY (each a "Lender" and collectively, the "Lenders") and WELLS FARGO BANK, NATIONAL ASSOCIATION in its capacity as the Issuing Bank and in its capacity as agent for itself and the other Lenders and in its capacity as lead arranger.

Recitals

        The Borrowers and the Lenders are parties to a $125,000,000 Senior Unsecured Revolving Credit Agreement dated as of July 28, 2003 (the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

        The Borrowers have requested that certain amendments be made to the Credit Agreement, which the Lenders are willing to make pursuant to the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

        1.     Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1 of the Credit Agreement is hereby amended by adding or amending, as the case may be, the following definitions:

          "Adjusted EBITDA" means, for any period (each such period, a "Determination Period"), the sum of (a) Consolidated Net Income for such period (excluding the effect of any extraordinary or non-recurring items (including any gain from the sale of property)), plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (i) Interest Expense for such period, and (ii) total federal, state, foreign and other income taxes for such period, and (iii) all depreciation and amortization for such period, and (iv) total expenses associated with the non-cash portion of all employee bonus plans for such period, all as determined in accordance with GAAP. In addition, if (i) the Parent or any Subsidiary makes a Permitted Acquisition of a Target during any fiscal quarter, (ii) the Target becomes a Material Subsidiary as a result of such Permitted Acquisition, and (iii) the Target's financial statements for period(s) including the four fiscal quarters ending at the quarter during which the Permitted Acquisition occurs are reasonably satisfactory to the Agent, then the reported financial results of the Target for periods prior to the Permitted Acquisition will be included in determining Adjusted EBITDA for any Determination Period that includes any of such four quarters. In addition, if the Parent or any Subsidiary, in compliance with Section 9.16, sells, transfers or otherwise disposes of the stock of any Material Subsidiary or all or substantially all of the assets of a Material Subsidiary during any Determination Period, then the reported financial results of such Material Subsidiary for such Determination Period shall not be included in determining Adjusted EBITDA for such Determination Period.

          "Adjusted EBITDAR" means, for any period (each such period, a "Determination Period"), the sum of (a) Consolidated Net Income for such period (excluding the effect of any extraordinary or non-recurring items (including any gain from the sale of property)), plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (i) Interest Expense for such period, and (ii) total federal, state, foreign and other income taxes for such period, and (iii) all depreciation and amortization for such period, (iv) total expenses associated with the non-cash portion of all employee bonus plans for such period, and (v) Lease Expense for such period, all as determined in accordance with GAAP. In addition, if (i) the Parent or any Subsidiary makes a Permitted Acquisition of a Target during any fiscal quarter, (ii) the Target becomes a Material Subsidiary as a result of such Permitted Acquisition, and (iii) the Target's financial statements for period(s) including the four fiscal quarters ending at the quarter during which the Permitted Acquisition occurs are reasonably satisfactory to the Agent, then the reported financial results of the Target for periods prior to the Permitted Acquisition will be included in determining Adjusted EBITDAR for any Determination Period that includes any of such four quarters. In addition, if the Parent or any Subsidiary, in compliance with Section 9.16, sells, transfers or otherwise disposes of the stock of any Material Subsidiary or all or substantially all of the assets of a Material Subsidiary during any Determination Period, then the reported financial results of such Material Subsidiary for such Determination Period shall not be included in determining Adjusted EBITDAR for such Determination Period.

          "Asset Purchase Agreement" means that certain Asset Purchase Agreement, by and among J.A. Jones, Inc., Lockwood Greene Engineers, Inc., Jones Lockwood Greene, L.L.C., Jones LG, L.L.C., Lockwood Greene Systems Corporation, Lockwood Greene E&C, L.L.C., Lockwood Greene—Puerto Rico, Inc., Lockwood Greene International, Inc. and CH2M Hill Companies, Ltd., dated as of November 14, 2003, as amended or modified from time to time or as replaced by another contract among the parties thereto, provided that each such amendment, modification or replacement contract is reasonably acceptable to the Agent.

          "Credit Cap" means $160,000,000.

          "Lockwood Acquisition" means the acquisition by CH2M Hill Companies, Ltd. or one or more of its affiliates of certain assets pursuant to the Asset Purchase Agreement.

          "Percentage Interest" means with respect to any Lender, (a) at all times when no Event of Default under Section 11.1.1 and no Bankruptcy Default exists, the ratio of the respective Commitment of such Lender divided by the total Commitments of all Lenders as from time to time in effect and reflected in the Register, and (b) at all other times, the ratio of the respective amounts of the outstanding Credit Obligations (including Letter of Credit Exposure) owing to such Lender in respect of extensions of credit under Section 2 divided by the total outstanding Credit Obligations (including Letter of Credit Exposure) owing to all Lenders.

          "Permitted Acquisition" means the Lockwood Acquisition and an Acquisition that meets the following conditions:

            (a)   The Agent shall receive at least 10 days prior written notice of any such proposed Permitted Acquisition for which the cash consideration exceeds $15,000,000;

            (b)   Such Permitted Acquisition shall only involve assets or businesses comprising a business, or those assets of a business, substantially of the type engaged in by the Borrowers as of the date of this Agreement;

            (c)   Such Permitted Acquisition shall be consensual and shall have been approved by the Target's board of directors (and stockholders to the extent required by applicable law);

            (d)   No additional Indebtedness shall be incurred, assumed or otherwise reflected on the Consolidated balance sheet of the Parent and its Subsidiaries after giving effect to the Permitted Acquisition, except (i) ordinary course trade payables and accrued expenses and (ii) other assumed Indebtedness not incurred in anticipation of the proposed Acquisition, provided that upon the assumption of such Indebtedness the Borrowers would be in compliance with the financial covenants set forth in Section 9.4 through 9.6 on a pro forma basis, and, provided, further, that (A) any purchase money Indebtedness or Capitalized Leases assumed are secured only by the assets of the Target acquired with the proceeds of such purchase money Indebtedness or Capitalized Leases, (B) any Indebtedness secured by Liens on real property is in an outstanding principal amount not in excess of the fair market value of the real property (except this restriction shall not apply if the aggregate amount of such Indebtedness secured by Liens on real property for all Permitted Acquisitions does not exceed $2,500,000), and (C) no Indebtedness secured by accounts receivable shall be assumed;

            (e)   The business and assets of the Target shall be free of Liens, except Liens permitted in connection with Indebtedness permitted to be assumed by paragraph (d) of this definition;

            (f)    All necessary or appropriate third party and government waivers and consents relating to the Permitted Acquisition have been received; and

            (g)   Prior to becoming contractually committed to make such Acquisition for which cash consideration exceeds $15,000,000, the Borrowers shall deliver to the Agent, pro forma Consolidated financial statements for the Parent and its Subsidiaries, including the Target, for the four fiscal quarters preceding the date of the Acquisition, in form satisfactory to the Agent, accompanied by a certificate of a Financial Officer certifying that after giving effect to such Acquisition, the Borrowers will be in compliance with the financial covenants set forth in Section 9.4 through 9.6, and no Default will exist.

          "U.S. Dollar Equivalent" means the amount of United States Dollars that would be realized by converting a Foreign Currency into United States Dollars at approximately 11:00 a.m. (London time), at the conversion rate or exchange rate as set forth on the applicable Moneyline Telerate Screen, on the date of determination; provided that if more than one rate is listed then the applicable conversion rate shall be the arithmetic average of such rates. If for any reason such conversion rates are not available, the U.S. Dollar Equivalent shall be calculated using the arithmetic average of the spot buying rates for such Foreign Currency in United States Dollars as quoted to the Agent by three foreign exchange dealers of recognized standing in the United States selected by the Agent at approximately 11:00 a.m. (London time) on any date of determination.

        2.     Section 2.1.2 of the Credit Agreement is hereby amended to read in its entirety as follows:

          "2.1.2 Maximum Amount of Credit. The term "Maximum Amount of Credit" means the lesser of (a) the Credit Cap or (b) the amount to which the Total Commitment has been permanently reduced pursuant to Section 4.2.1. Each reduction of the Credit Cap shall ratably reduce each Lender's Commitment."

        3.     Section 9.7 of the Credit Agreement is hereby modified by deleting the word "and" at the end of subsection 9.7.12, by replacing the period at the end of subsection 9.7.13 with "; and" and by adding a new subsection 9.7.14 to read in its entirety as follows:

          "9.7.14 Indebtedness incurred with respect to outstanding letters of credit for which any Borrower or any Subsidiary becomes liable as part of the Lockwood Acquisition, provided that within 180 days of incurring such Indebtedness, each of the underlying letters of credit that is the subject of such Indebtedness is (a) surrendered or terminated; (b) replaced with a Letter of Credit, or (c) a Letter of Credit is delivered to the issuer of such underlying letter of credit covering any liability of a Borrower or any Subsidiary with respect to such underlying letter of credit."

        4.     Section 9.8 of the Credit Agreement is hereby modified by deleting the word "and" at the end of subsection 9.8.9, by replacing the period at the end of subsection 9.8.10 with "; and" and by adding a new subsection 9.8.11 to read in its entirety as follows:

          "9.8.11 Liens securing Indebtedness permitted by Section 9.7.14, provided that such Liens are created by the delivery of the Letters of Credit referenced in Section 9.7.14 and/or the property subject to such Liens consists only of assets acquired in the Lockwood Acquisition that immediately prior to the closing of the Lockwood Acquisition was collateral securing the reimbursement obligations owed to the issuer of the underlying letters of credit referenced in Section 9.7.14."

        5.     Section 11.2.5 of the Credit Agreement is hereby amended to read in its entirety as follows:

          "11.2.5 Cumulative Remedies. To the extent not prohibited by applicable law which cannot be waived, all of the Lenders' rights hereunder and under each other Credit Document shall be cumulative and not exclusive of any remedies provided at law."

        6.     Section 14.1.1(i) of the Credit Agreement is hereby amended to read in its entirety as follows:

          "(i) no such assignment shall be for less than $3,000,000 of the assigning Lender's Commitment, and the remaining Commitment of the assigning Lender after giving effect to such assignment shall be equal to zero or not less than $3,000,000; and"

        7.     Section 14.2(d) of the Credit Agreement is hereby amended to read in its entirety as follows:

          "(d) the Borrowers, the Agent and the other Lenders will continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender will retain the sole right as one of the Lenders to vote with respect to the enforcement of the obligations of the Borrowers under the Credit Documents and the approval of any amendment, modification or waiver of any provision of this Agreement or any other Credit Documents."

        8.     Schedule I of the Credit Agreement is hereby amended to read in its entirety as follows:

"SCHEDULE I

List of Lenders

Bank	United States Dollar Amount of Commitment and Percentage Interest
Wells Fargo Bank, National Association C7301-037 1740 Broadway Denver, CO 80274 Attn: John Hall Telephone: (303) 863-5180 Telecopier: (303) 863-6670 E-Mail: john.hall@wellsfargo.com	$75,000,000 46.875%
U.S. Bank National Association DNC0BB4A 918 Seventeenth Street Denver, Colorado 80202 Attn: Thomas J. McCarthy Telephone: (303) 585-4234 Telecopier: (303) 585-4242 E-Mail: thomas.mccarthy@usbank.com	$35,000,000 21.875%
The Bank of Tokyo-Mitsubishi, Ltd. 1211 SW Fifth Avenue, Suite 2300 Portland, Oregon 97204 Attn: Mr. Hiroki Nakazawa Telephone: (503) 222-5130 Telecopier: (503) 222-0215 E-Mail: hnakazawa@btmna.com	$20,000,000 12.500%
Bank of America, N.A. IL1-231-06-45 231 S. LaSalle Street Chicago, Illinois 60697 Telephone: (312) 828-2892 Telecopier: (312) 974-0761 Attn: Jennifer Gerdes E-Mail: jennifer.gerdes@bankofamerica.com	$20,000,000 12.500%
The Northern Trust Company 50 South LaSalle Chicago, Illinois 60675 Attn: Peter R. Martinets Telephone: (312) 444-4569 Telecopier: (312) 444-7028 E-Mail: prm2@ntrs.com	$10,000,000 6.250%"

        9.     No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

        10.   Newco LG, Inc. The Borrowers agree and acknowledge that Newco LG, Inc., a Delaware corporation, is a Material Subsidiary.

        11.   Conditions Precedent. This Amendment shall be effective when the Agent shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Agent in its sole discretion, each of which must be delivered to the Agent two Banking Days before the closing of the Lockwood Acquisition and in any event no later than December 15, 2003 (which date may be extended by the Agent in its sole discretion):

          (a)   The Amended and Restated Revolving Credit Note in favor of Wells Fargo Bank, National Association, duly executed on behalf of the Borrowers.

          (b)   A Certificate of the Secretary of each Borrower certifying as to (i) the resolutions of the board of directors of each Borrower approving the execution and delivery of this Amendment, and (ii) the fact that the articles of incorporation and bylaws of each Borrower, which were certified and delivered to the Lenders pursuant to Section 8.1.7 of the Credit Agreement to continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificates to be delivered.

          (c)   An opinion of the Borrower's counsel as to the matters set forth in Paragraphs 12(a) and 12(b) hereof and as to such other matters as the Lender shall require.

          (d)   Evidence of the entry of a final order by the United States Bankruptcy Court for the Western District of North Carolina in Case No. 03-33532, in form and substance acceptable to the Agent in its sole discretion, authorizing, under 11 U.S.C. § 363, the Lockwood Acquisition.

          (e)   Such other matters as the Agent may require.

        12.   Representations and Warranties. Each Borrower hereby represents and warrants to each Lender as follows:

          (a)   Each Borrower has all requisite power and authority to execute this Amendment and the Amended and Restated Revolving Credit Note and to perform all of its obligations hereunder, and this Amendment and the Amended and Restated Revolving Credit Note have been duly executed and delivered by each Borrower and constitute the legal, valid and binding obligation of each Borrower, enforceable in accordance with its terms.

          (b)   The execution, delivery and performance by each Borrower of this Amendment and the Amended and Restated Revolving Credit Note have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to any Borrower, or the articles of incorporation or bylaws of any Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower is a party or by which it or its properties may be bound or affected.

          (c)   All of the representations and warranties contained in Section 10 of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date, and no Default or Event of Default has occurred or is continuing under the Credit Agreement or will occur as a result of and immediately following the consummation of the Lockwood Acquisition.

        13.   References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; any and all references in any Credit Agreement or other agreement or document to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

        14.   No Waiver. The execution of this Amendment and acceptance of the Amended and Restated Revolving Credit Note and any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Credit Document or other document held by a Lender, whether or not known to any Lender and whether or not existing on the date of this Amendment.

        15.   Costs and Expenses. Each Borrower hereby reaffirms its agreement under the Credit Agreement to pay all reasonable expenses of the Agent (including the reasonable fees of and disbursements to the counsel to the Agent) in connection with this Amendment.

        16.   Joint and Several Liability. Each Borrower agrees that it is liable, jointly and severally with each other Borrower, for all obligations of the Borrowers under this Amendment, and that the Lenders and the Agent can enforce such obligations against any or all Borrowers, in the Lenders' or the Agent's sole and unlimited discretion.

        17.   Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment. This Amendment and the rights and obligations of the parties hereto shall be governed by, interpreted and enforced in accordance with the laws of the State of Colorado. The captions or headings in this Amendment are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Amendment.

[The remainder of this page intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

BORROWERS:	CH2M HILL COMPANIES, LTD.
By:
	Name:	Stanley W. Vinson
	Title:	Treasurer
CH2M HILL, INC.
By:
	Name:	Stanley W. Vinson
	Title:	Authorized Signatory
OPERATIONS MANAGEMENT INTERNATIONAL, INC.
By:
	Name:	Stanley W. Vinson
	Title:	Authorized Signatory
CH2M HILL INDUSTRIAL DESIGN & CONSTRUCTION, INC.
By:
	Name:	Stanley W. Vinson
	Title:	Authorized Signatory
LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
	Name:	John R. Hall
	Title:	Vice President
U.S. BANK NATIONAL ASSOCIATION
By:
Name:
Title:
THE BANK OF TOKYO-MITSUBISHI, LTD.
By:
Name:
Title:
BANK OF AMERICA, N.A.
By:
Name:
Title:
THE NORTHERN TRUST COMPANY
By:
Name:
Title:

By:
Name:	Peter R. Martinets
Title:	Vice President

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FIRST AMENDMENT TO $125,000,000 SENIOR UNSECURED REVOLVING CREDIT AGREEMENT